CHANGE IN CONTROL SEVERANCE AGREEMENT BETWEEN
VALLEY FINANCIAL CORPORATION
AND ANDREW B. AGEE

This Change in Control Severance Agreement ("Agreement") is made and entered into as of October 18, 2013 between Valley Financial Corporation ("Company"), a Virginia corporation, and Andrew B. Agee ("Employee").
WHEREAS, Employee is employed as Executive Vice President and Chief Lending Officer of Valley Bank (“Employer”) which is either the Company or a Subsidiary of the Company; and
WHEREAS, Company desires to provide Employee with certain benefits in the event that Employee's employment with Employer is terminated under the circumstances specified in this Agreement;
WHEREAS, Employee desires to continue employment with Employer and to accept Company's offer of the benefits specified in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
SECTION 1. DEFINITIONS. As used in this Agreement, the following capitalized terms have the indicated meanings unless the context clearly requires otherwise:
1.01.    "Applicable Federal Rate" has the meaning ascribed to that term in Section 1274(b)(2)(B) of the Code.
1.02.    "Board" means the Board of Directors of the Company, unless otherwise specified.
1.03.    "Cause" means (a) the continued failure (after notice from Employee’s supervisor or officer having superior authority over Employee) by Employee to perform his duties as an employee of Employer (other than any such failure resulting from his incapacity due to physical or mental illness); or (b) the violation of a lawful directive from Employee’s supervisor or officer having superior authority over Employee; or (c) a breach of Employee’s fiduciary duty; or (d) the engaging by the Employee in any conduct which has a material adverse financial effect on or is materially injurious to the Company or any Subsidiary and which was not done or omitted to be done in good faith and in the best interests of the Company or any Subsidiary; or (e) the engaging by Employee in any conduct which is illegal or dishonest either in connection with Employee’s duties as an employee of Employer or, if not so connected, which reflects in a materially adverse way on Employee’s fitness to serve in the capacity employed by Employer; or (f) the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Employee from participating in the affairs of the Company or any Subsidiary. For purposes of determining the existence of “Cause” under either clause 1.03(a) or 1.03(b) above any act or failure to act based upon authority given pursuant to a resolution duly adopted in the case of clause 1.03(a) above by the Board of Directors of the Employer or, in the case of clause 1.03(c) above, by the Board of Directors of either the Employer or the Company, if different, or, in the case of either clause 1.03(a) or 1.03(c) above, based upon the advice of counsel for the Company shall be conclusively presumed not to constitute “Cause”. In addition, Employee’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause under either clause 1.03(a) or (c) above so long as either the Board of the Employer or Company, if different, has approved Employee’s engagement in such activities.
1.04.    “Change in Control” means the date that (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 or Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 20% or more of the combined voting power of the Employer's voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Employer in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board; (iii) all or substantially all of the assets of the Employer or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Employer, control meaning the ownership of more than 50% of the combined voting power of such entity's voting securities; or (iv) the Employer is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Employer. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Employee or a group of Persons which includes the Employee, acquiring, directly or indirectly, 20% or more of the combined voting power of the Employer's voting securities; (ii) arranged or caused by a federal bank regulatory agency possessing appropriate jurisdiction on the grounds of failing financial condition of the Employer or Bank which results in the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Employer's voting securities by any Person or (iii) which results in the Employer, any subsidiary of the Employer or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Employer or any of its subsidiaries (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of the Employer's voting securities.
1.05    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.06    "Date of Termination" means the date of Employee’s “separation from service” within the meaning of Code section 409A and Treasury Regulations thereunder.
1.07    "Disability" means the earlier of the following events: either (a) as a result of Employee's inability due to physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Employer for six (6) consecutive months, and (ii) within thirty (30) days after Notice of Termination is given Employee shall not have returned to the full-time performance of his duties; or (b) the Employee qualifies for full time disability benefits under any disability insurance policy provided by or through the Company as a Plan.
1.08    "Effective Date" means the date in the first paragraph of this Agreement.
1.09    "Employer" or “Company” includes any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Employer or Company ceases to exist.
1.10    “Good Reason” means, on or after a Change in Control, (a) the failure by the Company to pay Employee any compensation due Employee (which failure is not cured within 5 days after notice describing such failure and setting forth the amount owed); (b) a material diminution in the Employee’s base compensation; (c) a material diminution in the Employee’s authority, duties, title, or responsibilities, (d) a material change in the geographic location at which the Participant must perform the services, or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement. Employee must provide notice to the Company of the existence of the condition on which a Good Reason termination would be based within sixty (60) days after the initial existence of the condition, upon the notice of which the Company shall have thirty (30) days during which it may remedy the condition without having to pay the amounts described in this Agreement.
1.11    "Notice of Termination" means a written notice that sets out the specific termination provision of this Agreement set forth in Section II relied upon for termination. No Notice of Termination is required hereunder in the event of the Employee’s death.
1.12    "Plan" means any compensation plan such as an incentive, bonus, stock option or restricted stock plan, any pension or profit sharing plan or any welfare benefit plan (including, but not limited to health, life or disability insurance).
1.13    "Subsidiary" means any entity that the Company, directly or indirectly, has the practical ability to control.

SECTION 2. TERMINATION OF EMPLOYMENT AND SEVERANCE.
2.01    Termination Not Providing for Severance. Upon termination of employment after the Effective Date: (a) by the Employee for other than Good Reason; or (b) by the Employer for Cause; or (c) by the Employer for any reason prior to a Change in Control; or (d) by the Employer on account of Employee’s Disability; or (e) by virtue of Employee’s death, the Company shall pay or cause to be paid to the Employee an amount equal to Employee’s accrued salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (if required). Employee shall not be entitled to any bonus or other discretionary compensation which has not been received by Employee prior to the Notice of Termination unless provided for under the specific terms of any Plan. In the event of Employee's death and the foregoing amounts shall be determined on the date of death without any requirement for Notice of Termination. Notwithstanding any other provision of this Agreement, the severance pay described in Section 2.02 below shall not be payable upon termination of Employee’s employment for any reason before a Change in Control.
2.02    Termination Providing for Severance. Upon termination of Employee's employment on or after a Change in Control, if such termination is not one of the types described in Section 2.01, the Company shall pay or cause to be paid to Employee (in addition to the amount determined under Section 2.01) an amount equal to two (2) times the Employee's annual salary at the rate in effect (i) at the time Notice of Termination is given, if Notice of Termination is required, or (ii) on the Date of Termination, if no Notice of Termination is required. Such payment shall be made within thirty (30) days of the Date of Termination, if Employee is not a “specified employee” for purposes of Code Section 409A on the Date of Termination. If Employee is a “specified employee” for purposes of Code Section 409A on the Date of Termination, the payment shall be made (i) within thirty (30) days of the Date of Termination to the extent the payment is permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder; and (ii) on the first day of the month following the six-month anniversary of the Date of Termination to the extent the payment is not permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder. If such payment is required to be made on the first day of the month following the six-month anniversary of the Employee’s Date of Termination, interest shall accrue on the payment from Employee’s Date of Termination through the date of payment at the Prime Rate of Interest in effect on the Date of Termination and as reported in the Wall Street Journal.
2.03    Offset and Recovery. The amount of any payment provided for in this Section II shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise but any sums paid to Employee hereunder which were not properly payable to such Employee may be recovered by or in right of the Company, together with interest at the Applicable Federal Rate.
SECTION 3. TERM; BINDING AGREEMENT.
3.01    This Agreement shall continue in effect until the first anniversary of the Effective Date; provided, however, that beginning with the first anniversary of the Effective Date and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least one hundred twenty (120) days prior to such anniversary date, the Company or the Employee shall have given written notice that this Agreement shall not be extended, and provided further, anything in this Agreement to the contrary notwithstanding, this Agreement shall continue in effect for at least a period of twelve (12) months beyond the date of a Change in Control, if one shall have occurred (i) during the term of this Agreement, and (ii) prior to a Notice of Termination, except a Notice of Termination given by the Company other than for Cause or Disability after any regulatory filing has been made in contemplation of a Change in Control.
3.02    This Agreement shall be binding upon and inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided that the Employee may not assign this Agreement or any right hereunder without the express prior written consent of the Company. This Agreement shall be binding upon and (in addition to the intended third party beneficiaries pursuant to Section 11) inure to the benefit of the Company and its successors and assigns, whether by merger, consolidation or transfer of all or substantially all of the Company’s assets, in which case the “Company” as used herein shall mean such successor or assignee.

SECTION 4. FEES AND EXPENSES.
4.01    Except as provided in Section 7, each party shall pay its own legal fees and related or other expenses incurred in connection with this Agreement including, without limitation all such fees and expenses, if any, incurred in contesting or disputing any termination or seeking to obtain or enforce any right or benefit provided by this Agreement, whether or not such party prevails.
SECTION 5. TAXES.
5.01    All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local and employment and other taxes.
SECTION 6. MISCELLANEOUS.
6.01    Survival. The respective obligations of, and benefits afforded to, the parties in Sections 2, 4, 5, 6, 7, 10, and 11 of this Agreement shall survive termination of this Agreement.
6.02    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by Company when delivered to Employee or by Employee when delivered to the President/Chief Executive Officer of Company or when mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of Company, to the attention of the President/Chief Executive Officer at the following address:
Valley Financial Corporation
36 Church Avenue, SW
Roanoke, Virginia 24011

or, in the case of Employee, to the address set forth below the Employee's signature, provided that all notices may be sent to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
6.03    Modification; Waiver; Governing Law. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the President/Chief Executive Officer of Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (excluding its principles of conflict of laws).
6.04    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
6.05    Jurisdiction and Venue and JURY WAIVER. All disputes and legal or other litigation proceedings by any party hereto in connection with or relating to this Agreement, in whole or part, its enforcement or any matters described or contemplated herein shall be instituted only in the courts of Virginia or of the United States sitting in Virginia. Each party promises to commence any legal proceeding only in such courts and each party irrevocably submits to the exclusive jurisdiction of such courts in any such disputes or litigation. Each party irrevocably waives the rights to trial by jury in connection with any matter arising hereunder to the fullest extent permitted by law, any defense or objection it may now or hereafter have to the laying of venue of any such proceeding brought in such courts and any claim that any proceeding brought in any such courts has been brought in an inconvenient forum.

6.06    At Will Employment. Employee acknowledges and agrees that Employee is an “at-will” employee and nothing herein or in any general or specific written or oral policies of Company or Employer or statements made to Employee at any time, whether written or oral or any assignment of “Due Cause” to any action or inaction of Employee shall or shall be deemed to change or restrict this at-will relationship.
SECTION 7. CONFIDENTIALITY; COVENANT NOT TO COMPETE.
7.01    Confidentiality. Employee agrees that during and subsequent to his period of employment with Employer, Employee will not at any time communicate or disclose to any person or entity, without the consent of the Company or Employer (which shall be in writing if after termination of employment) or use or take benefit from or assist any other person or entity to use or benefit from, any proprietary or other confidential information concerning the Company or any Subsidiary of the Company, their joint and several operations, assets, personnel, finances, business methodologies, policies, procedures and plans and strategies, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where Employee is legally required to do so or (b) become generally known to and available for use by the public otherwise than by the Employee's act or omission.
7.02    Covenant Not to Compete. If the Employee's employment with the Employer is terminated under circumstances entitling Employee to severance compensation under Section 2.2 of this Agreement, the Employee agrees that for a period of 2 (two) years from the date employment is terminated, Employee will not, without the prior, written consent of the President/Chief Executive Officer of the Company, become an officer, employee, agent, partner, director, or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.
7.03    Relief. In the event of Employee's actual or threatened breach of this Section, the Company and/or Employer shall be entitled to a preliminary restraining order and an injunction restraining the Employee from violating its provisions. Notwithstanding Section 4, in the event the Employee is in breach of this Section, Employee shall be liable for all costs and expenses incurred by the Company and/or Employer, including but not limited to reasonable legal fees and expert witness fees, in obtaining any equitable or legal relief in connection with such a breach.
7.04    Other Remedies. Nothing in this Agreement shall be construed to prohibit the Company or Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee. If at the time of enforcement of this Section a court holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, the Company and Employee agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.
SECTION 8. RELATED AGREEMENTS.
8.01    To the extent that any provision of any other agreement between Company or any of its Subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other agreement shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
SECTION 9. COUNTERPARTS.
9.01    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
SECTION 10. RESERVED
SECTION 11. THIRD PARTY BENEFICIARIES.

11.01    Employer is an intended third party beneficiary of the rights and benefits of Section 7, with full power to enforce in its own name alone or in conjunction with Company.
11.02    The Company and its Subsidiaries and their respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns are each intended third party beneficiaries of the rights and benefits of Section 10, with full power to enforce in their own name alone or in conjunction with the Company or any other third party beneficiary.
IN WITNESS WHEREOF, the parties have executed this Agreement as of October 18, 2013.

VALLEY FINANCIAL CORPORATION
(Registrant)

Date:	October 18, 2013	By:	/s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer

/s/ Andrew B. Agee
Andrew B. Agee

2311 Rosalind Avenue
Roanoke, VA 24014